Exhibit 99

FOR IMMEDIATE RELEASE
March 14, 2014

Contacts: (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS UPDATES FISCAL 2014 OUTLOOK

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) said today that it continues to expect adjusted diluted earnings per share (EPS) for the fiscal year ending May 25, 2014, to total between $2.87 and $2.90 per share. Adjusted diluted EPS excludes mark-to-market valuation effects for certain commodities and grain inventories; restructuring and other exit costs; and now also excludes the impact of changes in Venezuelan foreign currency policy.

General Mills said its sales and operating profit for the third quarter ended February 23, 2014, will reflect approximately 1 percent lower volume, consistent with recent food industry trends in developed markets, as well as negative foreign currency translation effects. In addition, results for the quarter include incremental consumer marketing and merchandising investment in the company’s U.S. yogurt business, where response to-date has been encouraging. Third-quarter operating profit for the company’s U.S. Retail segment is expected to be 10-11 percent below strong year-ago results that grew 13 percent. Total segment operating profit is also expected to be below last year’s strong third-quarter level. Adjusted diluted EPS for the fiscal 2014 third quarter are expected to total approximately $0.61-$0.62.

General Mills expects to record strong double-digit growth in adjusted diluted EPS in the fourth quarter of fiscal 2014, when the expected rate of input cost inflation, the quarterly tax rate, and the average number of shares outstanding will each be well below prior-year levels.

Consistent with General Mills strong operating cash flows, anticipated earnings growth in 2014, and continuing growth expected in fiscal 2015, the General Mills board of directors earlier this week declared an 8 percent increase in the quarterly dividend, payable May 1, 2014, to shareholders of record April 10, 2014.

General Mills plans to report detailed third-quarter results on Wednesday, March 19. In conjunction with that release, the company will conduct a conference call for members of the investment community, beginning at 8:30 a.m. eastern time. The conference call will be webcast and can be accessed on the Internet at www.generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.